Exhibit 10.10

ASSET PURCHASE AND SALE AGREEMENT

Dated January 15, 2003

By and between Carbon Energy Corporation (USA), formerly
known as Bonneville Fuels Corporation, as Seller and
Fasken Acquisitions 02, Ltd., as Buyer

i

ii

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”), dated January 15, 2003, is by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation, a Colorado corporation (“Seller”), and Fasken Acquisitions 02, Ltd., a Texas limited partnership (“Buyer”).

Recitals:

A.                                   Seller owns an interest in the Assets.

B.                                     This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Seller’s right, title and interest in the Assets in return for cash.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

Article 1

Certain Definitions

Section 1.1             Certain Defined Terms.

Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to apply both to the singular and the plural forms of the term so defined.

Article 2

Sale and Purchase of Assets

Section 2.1             Sale and Purchase.

On the Closing Date, effective as of the Effective Date, and subject to the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and accept from Seller, all of the following described assets and interests (the “Assets”):

(a)           All of Seller’s right, title and interest in, to and under the oil, gas and mineral leases described on Exhibit A-1 (collectively the “Leases”), including, without limitation, working interests, overriding royalty interests, royalty interests, fee mineral interests and any other interests of a similar nature affecting the lands covered by such leases (the “Lands”), together with all the property and rights incident thereto, to the extent assignable, including permits, rights-of-way, easements, licenses, and Contract Rights.

(b)           All of Seller’s right, title and interest in and to the wells located on the Leases and described on Exhibit A-2 (collectively the “Wells”), together with corresponding interests in and to all personal property, equipment, fixtures and improvements located in or on, or incident or attributable to, the Leases, or used or obtained in connection with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom (collectively, the “Equipment”).

(c)           To the extent Seller has the right to transfer same, all files, records, information and data relating to any of the items described in Sections 2.1(a) and (b) above, which are in the possession of Seller or reasonably available to it (the “Records”), including, without limitation:  title records (including abstracts of title, title opinions, certificates of title and title curative documents), division orders, correspondence, seismic data, geological data and information, production records, electric logs, core data, pressure data, decline curves, graphical production curves, accounting records and all related documents, in all available formats, whether digital, paper or otherwise; provided that the Assets shall not include interpretive data and other proprietary information prepared by or on behalf of Seller and its agents, employees or consultants.

(d)           All of Seller’s right, title and interest in, to and under all contracts and agreements relating to the Leases, Lands and the Wells (“Contract Rights”), including without limitation, unit agreements, pooling agreements, area of mutual interest agreements, farm-outs and farm-ins, saltwater disposal agreements, water injections agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas balancing agreements, storage or warehouse agreements, service contracts, construction agreements, and division and transfer orders.

(e)           To the extent Seller has the right to transfer same, all of Seller’s right, title and interest in and to all intangible rights, inchoate rights, choses in action, rights under warranties made by third parties, and rights accruing under applicable statutes of limitations or prescription insofar and only insofar as the foregoing items accrue or are attributable to the Leases, Lands, Wells, Equipment, Records and Contract Rights.

Section 2.2             Reserved Interests.

Seller reserves and retains (i) Seller’s corporate, financial, tax (other than property tax records relating to the Assets), legal and other business records; (ii) Seller’s management information systems and other intellectual property rights owned or licensed by Seller or used by Seller in the management and administration of its business and properties; (iii) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Assets (which claims shall be included in the Assets); (iv) all accounts receivable, trade credits or notes receivable accrued before the Effective Date; (v) all files or records that Seller is contractually or otherwise obligated not to disclose to Buyer; and (vi) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property that occurred prior to the Effective Date except to the extent that such claims or causes of action could be used as an offset to claims or causes of action made against Buyer or damages awarded against Buyer (the “Reserved Interests”).

Section 2.3             Effective Date.

The purchase and sale of the Assets shall be effective as of January 1, 2003, at 7:00 a.m., local time (herein called the “Effective Date”).

Section 2.4             Ownership Rights.

Subject to the provisions of this Agreement, should Closing occur, (i) Seller shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligations of such ownership, attributable to the Assets for the period of time prior to the Effective Date, and (ii) Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligation of such ownership, attributable to the Assets for the period of time from and after the Effective Date.  All expenses and costs including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, shall be:  (a) paid by or allocated to Seller if incurred or accruing with respect to operations conducted prior to the Effective Date; or (b) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Date.  All hydrocarbons in storage facilities above or upstream from the pipeline connection to such storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Date, shall belong to Seller.  All hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Date shall belong to Buyer and shall become a part of the Assets.  To accomplish the foregoing allocation of production, the parties shall rely upon the records maintained by the operator of the relevant Asset.

Section 2.5             Risk of Loss.

Except as otherwise provided in this Agreement, Seller shall assume all risk of loss with respect to the Assets prior to the Effective Date and Buyer shall assume all risk of loss from and after the Effective Date.

Article 3

Purchase Price

Section 3.1             Purchase Price.

The purchase price for the sale and conveyance of the Assets to Buyer is Fifteen Million, Seven Hundred Fifty Thousand Dollars and No Cents ($15,750,000.00) (the “Purchase Price”), subject to adjustment in accordance with Section 3.3.  The “Adjusted Purchase Price” shall be the Purchase Price, as so adjusted.

Section 3.2             Deposit.

Contemporaneously with the execution of this Agreement, Buyer, Seller and [Welborn Sullivan Meck & Tooley, P.C.] (the “Escrow Agent”) have entered into an Escrow Agreement (the “Escrow Agreement”), a copy of which is attached hereto as Schedule 3.2.  Contemporaneously with execution of this Agreement and the Escrow Agreement, Buyer shall deliver to the Escrow Agent an amount equal to ten percent (10%) of the Purchase Price ($1,575,000.00) as a deposit hereunder (the “Deposit”).  At Closing, the Deposit shall be a credit against the Purchase Price.  If this Agreement is terminated without a Closing, the provisions of Section 14.2 shall govern the Deposit hereof.

Section 3.3             Adjustments to Purchase Price.

At Closing, the Purchase Price shall be adjusted as follows:

(a)           The Purchase Price shall be adjusted upward by the following:

(i)            The amount of all actual operating or capital expenditures or prepaid expenses paid by or on behalf of Seller in connection with operations and, according to generally accepted accounting principles, attributable to the period of time between the Effective Date and the Closing Date, including, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and other taxes based upon or measured by the ownership of the Assets, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including overhead charges and royalty disbursement fees, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

(ii)           Any other amounts agreed upon by Seller and Buyer.

(b)           The Purchase Price shall be adjusted downward by the following:

(i)            The amount of the Deposit paid pursuant to Section 3.2

(ii)           Reductions due to Title Defects as provided in Article 6.

(iii)          Reductions due to the Environmental Defects as provided in Article 5.

(iv)          The gross proceeds actually received by Seller, net of applicable severance and production taxes and compression charges, derived from the sale of hydrocarbons attributable to the Assets from and after the Effective Date.

(v)           An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of the Assets, the production of hydrocarbons, or the receipt of proceeds therefrom, which taxes or assessments were due and payable or accrued (but were not yet due and payable) prior to the Effective Date, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding tax period.

(vi)          Any other amounts agreed upon by Seller and Buyer.

(c)           Schedule 3.3(c) attached hereto sets forth Seller’s best estimate of gas imbalances affecting the Assets as of the Effective Date.  The Purchase Price shall be:

(i)            reduced by the product obtained by multiplying the aggregate amount of Unscheduled (Negative) Imbalances by $3.27 per Mcf; and

(ii)           increased by the product obtained by multiplying the aggregate amount of Unscheduled (Positive) Imbalances by $3.27 per Mcf;

provided, however, that there shall be no adjustment for Unscheduled (Negative) Imbalances or for Unscheduled (Positive) Balances if the aggregate amount of net adjustments under this clause (c) is less than $10,000.00.

Article 4

Representations and Warranties

Section 4.1             Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

(a)           Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to carry on its business and is in good standing under the laws of the state in which the Assets are located.

(b)           Power and Authority.  Seller has all requisite power and authority to carry on its business as presently conducted, and to enter into this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by all requisite action on the part of Seller.

(c)           Due Execution.  This Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at or prior to Closing shall have been duly executed and delivered.

(d)           Enforceability.  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e)           No Conflict or Violation.  Except as shown on Schedule 4.1(e), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Seller or any material agreement, indenture or other instrument under which Seller is bound; or (ii) violate or conflict with any law applicable to Seller or the properties or assets of Seller.

(f)            Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation and performance of the transactions contemplated hereby by Seller, except as shown on Schedule 4.1(f) and such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to have a material adverse effect on the ability of Seller to consummate and perform the transactions contemplated by this Agreement.  The foregoing notwithstanding, all Preference Rights and Transfer Requirements, including those disclosed in Schedule 4.1(f), shall be resolved in accordance with Section 12.1 of this Agreement and shall not be the basis for Buyer claiming a breach of this Section 4.1(f).

(g)           Compliance With Laws.  Except as shown on Schedule 4.1(g), Seller is in material compliance with all Laws and other requirements of Governmental Authorities applicable to the operation of the Assets that are operated by Seller, and, to the knowledge of Seller, there are no (i) material violations of any such Laws or requirements applicable to the operation of the Assets that are operated by third parties, and (ii) Existing P & A Obligations.

(h)           Actions.  Except as set forth on Schedule 4.1(h), no action, suit, claim or legal, administrative or arbitral proceeding or investigation (whether or not the defense thereof is covered by insurance) is pending or, to the knowledge of Seller, threatened against Seller or the Assets other than Actions which are not reasonably likely to have a material adverse effect on the ability of Seller to consummate and perform the transactions contemplated by this Agreement or on the development and operation of the Assets after the Closing.

(i)            Material Contracts.  Schedule 4.1(i) sets forth a list of the Contracts which are material to the Assets and which will be binding on the Assets after the Closing Date (“Material Contracts”).  The Material Contracts are in full force and effect and, except as set forth in Schedule 4.1(i), neither Seller nor, to the knowledge of Seller, any other party to any Material Contract (i) is in breach of or default with respect to any of its obligations thereunder or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, any Material Contract.

(j)            Taxes.  To the knowledge of Seller, all Taxes levied, assessed or imposed upon or against the Assets have been duly paid or adequately provided for or are being timely and properly contested, and all Tax reports or other reports required by law or regulation have been duly filed or extensions have been duly obtained.

(k)           AFE’s.  With respect to the joint, unit or other operating agreements relating to the Assets, and except as set forth in Schedule 4.1(k), there are no material outstanding calls or payments under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

(l)            Contractual Restrictions.  Except to the extent otherwise permitted by this Agreement and except as set forth on Schedule 4.1(l), Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for oil and gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of oil and gas or pay refunds of amounts previously paid under such contracts or arrangements.

(m)          Permits.  With respect to Assets for which Seller is the operator, Seller (i) has acquired all material permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on the Assets in compliance with applicable Laws, and (ii) is in material compliance with all such permits, licenses, approvals and consents.

(n)           Advisors’ and Brokers’ Fees.  Seller has not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(o)           Bankruptcy.  No bankruptcy or reorganization proceedings are pending against or contemplated by Seller, and, to the knowledge of Seller, no such proceedings are threatened against Seller.

(p)           Royalties.  All royalties and other payments required with respect to oil and/or gas production from the Leases and Lands have been properly and timely paid.

Section 4.2             Scope of Representations of Seller.

(a)           Information About the Assets.  Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statement or communication (oral or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the parties with respect to the Assets. EXCEPT AS SET FORTH IN THIS ARTICLE 4, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR WITH RESPECT TO THE ASSETS; (viii) THE TAX ATTRIBUTES OF ANY ASSETS; (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; AND (x) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN ANY EXHIBIT HERETO.  ANY DATA, INFORMATION OR OTHER

RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(b)           Independent Investigation.  Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets (including Buyer’s own estimate and appraisal of the extent and value of Seller’s oil and gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets).  Buyer has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not, or will not have, relied on any representations by Seller, it’s employees, agents or representatives other than those expressly set forth in this Agreement.

(c)           Seller’s Knowledge.  In those instances where Seller’s representations are “to the knowledge of Seller,” such representations are made on the basis of the actual knowledge of Seller’s personnel at or above the supervisory level, without any investigation.

Section 4.3             Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)           Organization and Qualification.  Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of its state of formation, and is, or will be by Closing, duly qualified to carry on its business and in good standing under the laws of the state in which the Assets are located.

(b)           Authority.  Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

(c)           Due Execution.  This Agreement has been duly executed and delivered on behalf of Buyer, and all documents and instruments required hereunder to be executed and delivered by Buyer at or prior to Closing shall have been duly executed and delivered.

(d)           Enforceability. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e)           No Conflict or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in a violation or breach of any provision of the certificate of limited partnership, limited partnership agreement or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any law applicable to Buyer or the properties or assets of Buyer.

(f)            Consents.  No consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation and performance of the transactions contemplated hereby by Buyer, except for the consents shown on Schedule 4.1(f) and such consents, approvals, authorizations, permits, filings and notifications the failure of which to obtain or make are not reasonably likely to affect the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

(g)           Actions.  No action is pending or, to the knowledge of Buyer, threatened against Buyer, which would be likely to affect the ability of Buyer to consummate and perform the transactions contemplated by this Agreement.

(h)           Advisors’ and Brokers’ Fees.  Buyer has not retained any advisor or broker in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(i)            Qualified Owner.  The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as an owner of any federal or state oil, gas and mineral lease or to exceed any acreage limitation imposed by any statute, rule, regulation or order of governmental authority.

(j)            Funds.  Buyer has, and all times prior to Closing will have, sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Adjusted Purchase Price and all related fees and expenses of Buyer.

Article 5

Access to Information; Environmental Matters; Etc.

Section 5.1             General Access.

Following the execution of this Agreement, Seller shall (a) permit Buyer and its representatives to have access at reasonable times in Seller’s offices and, in a manner so as not to interfere unduly with the business operations of Seller, to the Records insofar as Seller may do so (i) without violating legal constraints or any legal obligation or waiving any attorney/client work product or like privilege, and (ii) subject to any required consent of any third person and; (b) permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense to conduct an inspection of the Assets; provided, however, Buyer shall repair any damage to the Assets resulting from such inspection and Buyer does hereby indemnify and hold harmless, release and agree to defend Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action to the extent arising from Buyer’s inspection of the Assets, including, without limitation, claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, regardless of the form of claim and whether at common law, strict liability negligence or under any statute or regulation.

Section 5.2             Confidential Information.

Unless and until Closing occurs and subject to Section 5.5(d), Buyer agrees to maintain all information made available to it pursuant to this Agreement confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to this Agreement confidential.  Buyer and Seller have entered into that certain Confidentiality Agreement dated October 23, 2002, the terms of which are incorporated by reference and made a part of this Agreement to the extent such terms are not inconsistent with the terms of this Agreement.

Section 5.3             No Warranty or Representation.

Seller makes no warranty or representation, express or implied, statutory or otherwise, with respect to any Environmental Matters (including any Environmental Condition or Environmental Claim) and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Environmental Matter (including without limitation any Environmental Defect, Environmental Condition or Environmental Claim) with respect to any of the Assets shall be pursuant to the procedures set forth in Sections 5.4 and 5.5 hereof.  Notwithstanding the above, Seller agrees to indemnify Buyer with regard to any Offsite Environmental Matter as set forth in Section 13.1.

Section 5.4             Environmental Review and Audit.

(a)           Environmental Access.  During the Examination Period and subject to the restrictions contained in this Agreement and any required consent or waiver of any third person, Seller shall  (i) permit Buyer and its representatives to have access in Seller’s offices, in a manner so as not to interfere unduly with the business operations of Seller, to Seller’s environmental files and the Records in Seller’s possession relating to the Assets insofar as Seller may do so without waiving any attorney/client, work product or like privilege and subject to any confidentiality restrictions; and (ii) permit Buyer and its representatives or consultants to have reasonable access to the Assets for the purpose of allowing Buyer and its representatives or consultants to inspect and/or audit the Assets for any Environmental Defects (collectively, “Buyer’s Environmental Review”), all at Buyer’s sole risk, cost and expense.

(b)           Conduct of Review.  Prior to conducting Buyer’s Environmental Review, Buyer shall furnish Seller or its representatives with a proposed scope of Buyer’s Environmental Review, including a description of the activities to be conducted and the locations of such activities.  Seller or its representatives shall have the right to be present during any inspection of the Assets and shall have the right, at its option and expense, to split samples with Buyer.

(c)           Buyer’s Responsibility for Review.  In connection with Buyer’s Environmental Review, Buyer agrees that Buyer and its representatives or consultants shall comply with all laws and shall exercise due care with respect to the Assets and their condition, taking into consideration the characteristics of any wastes or substances found thereon, and in light of all relevant facts and circumstances.  Promptly after completing Buyer’s Environmental Review, Buyer shall, at its sole cost and expense, restore the Assets to substantially the same condition the Assets were in at the time of Buyer’s entry thereon, in accordance with good engineering practice, if changed due to Buyer’s Environmental Review.  Buyer shall maintain and shall cause its representatives or consultant to maintain all information obtained by Buyer pursuant to the Buyer’s Environmental Review as strictly confidential and shall not disclose same to any third party without the prior written consent of Seller which shall not be unreasonably withheld, except to the extent required by law.  Buyer shall provide Seller or its representatives with copies of any final written reports prepared and analytical tests results received by Buyer promptly following Buyer’s or its representatives’ or consultants’ preparation or receipt of same.  Buyer does hereby indemnify and hold harmless, release and agree to defend Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action, including all Environmental Liabilities, to the extent arising out of any violation by Buyer or Buyer’s representatives or consultants of the provisions of this subsection or from the inspection or testing of the Assets conducted by or on behalf of Buyer, including, without limitation, claims for personal injuries, property damage and reasonable attorneys’ fees and expenses, regardless of the form of claim and whether at common law, strict liability, negligence or under any statute or regulation.  However, except to the extent such inspections or testings cause or create a material Environmental Defect, such indemnification shall not extend to any Environmental Defect discovered in the course of such inspections and testings, shall expire upon the Closing and shall not in any way affect or limit the responsibilities of the parties with respect to any Environmental Defect.

Section 5.5             Environmental Defects.

(a)           Buyer’s Assertions of Environmental Defects.  As promptly as reasonably practicable during the Examination Period and, in any event, prior to the expiration thereof, Buyer shall notify Seller in writing (the “Environmental Defect Notice”) of any matters, which, in Buyer’s reasonable opinion, constitute Environmental Defects.  Except with regard to an Offsite Environmental Matter, Buyer shall be deemed to have waived any Environmental Defect, which Buyer fails to assert as an Environmental Defect in the Environmental Defect Notice given to Seller on or before the expiration of the Examination Period.  With respect to each Environmental Defect asserted, Buyer’s Environmental Defect Notice shall include: (i) a specific description of each Asset (or portion thereof) that is affected by the alleged Environmental Defect or a description of each Asset (or portion thereof) that Buyer reasonably believes could be affected by the alleged Environmental Defect; (ii) a description of the alleged Environmental Defect and the facts and circumstances giving rise thereto, including all evidence compiled by Buyer which supports the existence of such alleged Environmental Defect; and (iii) a calculation of the Remediation Amount (itemized in reasonable detail if such remediation is susceptible to itemizing in detail) that Buyer asserts is attributable to such Environmental Defect.  Buyer’s calculation of the Remediation Amount must describe as accurately as possible the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by the Buyer in calculating the Remediation Amount, including the standards the Buyer asserts must be met to comply with Environmental Laws.

(b)           Seller’s and Buyer’s Rights and Elections.  If Buyer timely notifies Seller of an Environmental Defect as required by Section 5.5(a), Seller may elect, at or prior to the Closing and subject to Section 5.5(d) below, one of the following options with respect to the Asset affected by the alleged Environmental Defect (the “Environmental Defect Property”):

(i)            leave such Environmental Defect Property in the Assets and assume responsibility for the Remediation of such Environmental Defect, provided that all costs for such Remediation shall first be borne by Buyer to the extent Seller elects to apply any of the Environmental Defect Deductible to such costs; or

(ii)           leave such Environmental Defect Property in the Assets and reduce the Purchase Price by the Environmental Defect Amount with respect to such Environmental Defect (taking into account any application of the Environmental Defect Deductible which Seller elects to make with respect thereto).

If Seller elects the option set forth in clause (ii) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defects and, upon Closing, the responsibility for such matters shall be an Assumed Liability.  If Seller elects the option set forth in clause (i) above, Seller shall use commercially reasonable efforts to implement such Remediation in a manner that is consistent with the requirements of Environmental Laws and the provisions of any applicable Lease, and Seller shall have access to the Environmental Defect Property after the Closing Date to implement and complete such Remediation in accordance with this Section.  Seller will be deemed to have adequately completed the Remediation required in the immediately preceding paragraph:

(A)          either (i) upon receipt of a certificate or approval from the applicable state or federal authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements; or (ii) upon receipt of a certificate from a licensed professional engineer, chosen  jointly by Seller and Buyer, if the approval or certification specified in (i) above cannot be obtained because provision for such approval or certification is not provided under federal or state law (the fees of such licensed professional engineer shall be paid by Seller) or if the approval or certification specified in (i) above has not been obtained within six months after the Closing Date; and

(B)           to the extent express approval from the lessor is required under any applicable Lease, upon receipt of such approval.

(c)           Environmental Defect Amount.  Subject to the provisions of Section 5.5(d) below, if Seller elects the option set forth in Section 5.5(b)(ii) with respect to one or more Environmental Defects, then, as Buyer’s sole and exclusive remedy with respect to such Environmental Defects, Buyer shall be entitled to reduce the Purchase Price by the amount (the “Environmental Defect Amount”), if any, by which the aggregate Remediation Amount with respect to the Environmental Conditions giving rise to such Environmental Defects exceeds $100,000 (the “Environmental Defect Deductible”).  Seller may also apply any part of the Environmental Defect Deductible to the cost of any Remediation undertaken by Seller pursuant to the option set forth in Section 5.5(b)(i).  Any Remediation costs to which Seller elects to apply the Environmental Defect Deductible shall be borne by Buyer.  It is expressly understood and agreed that the Environmental Defect Deductible represents an aggregate deductible for Environmental Defects, which may be apportioned as provided in this Section 5.5(c) rather than as a separate deductible for each individual Environmental Claim.

(d)           Deferred Assets.  If Buyer timely notifies Seller of any Environmental Defect under Section 5.5(a) with respect to which either (i) the Remediation Amount specified in the Environmental Defect Notice exceeds $500,000 or (ii) the Allocated Values attributable to the Assets affected by the alleged Environmental Defect exceed $500,000, then subject to Section 8.1(d) and Section 8.2(d) and except as provided in Section 5.5(e) below, Closing shall proceed in accordance with the terms of this Agreement with respect to the Assets other than the

Assets affected by such Environmental Defect (the “Deferred Assets”), and the Purchase Price shall be reduced by the allocated values attributable to the Deferred Assets.  Seller and Buyer shall have a period of six (6) months from the Closing Date to negotiate a mutually satisfactory agreement regarding the Deferred Assets and the terms under which the Deferred Assets will be purchased by Buyer.  If a mutually satisfactory agreement regarding such purchase of the Deferred Assets is reached within such six (6) month period, then the parties shall proceed and close such sale in accordance with such agreement.  If no such mutually satisfactory agreement has been reached within such six (6) month period then the Deferred Assets shall be excluded from this transaction and retained by Seller.  Nothing contained herein shall be construed to obligate either party to reach an agreement regarding the purchase and sale of the Deferred Assets under this Section 5.5(d).  Further, the parties agree that all negotiations, as well as the circumstances and details regarding the alleged Environmental Defect affecting the Deferred Assets shall be kept and remain confidential in accordance with Section 5.2 following Closing.

(e)           Seller’s Right to Terminate.  Seller shall have the right to terminate this Agreement if Buyer notifies Seller of any Environmental Defect under Section 5.5(a) with respect to which either (i) the Remediation Amount specified in the Environmental Defect Notice exceeds $1,000,000 or (ii) the Allocated Values attributable to the Assets affected by the alleged Environmental Defect exceed $1,000,000.  Such termination right shall be exercised by Seller giving written notice of termination to Buyer within five (5) Business Days of receipt of Buyer’s Environmental Defect Notice.

Article 6

Title Adjustments

Section 6.1             No Title Warranty or Representation.

Without limiting Buyer’s right to adjust the Purchase Price by operation of Section 6.2, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures set forth in this Article 6.  Notwithstanding the foregoing, the Assignment, Conveyance, and Bill of Sale to be delivered by Seller at Closing shall contain a special warranty of title and a pass-through warranty provision as set forth on Exhibit C attached hereto.

Section 6.2             Buyer’s Title Review.

(a)           Buyer’s Assertion of Title Defects.  As promptly as reasonably practicable during the Examination Period and, in any event, prior to the expiration thereof, Buyer shall furnish Seller written notice meeting the requirements of this Section 6.2(a) (a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer asserts as Title Defects with respect to any of the Assets pursuant to this Article 6.  Except to the extent covered by the warranties set forth in the Assignment attached hereto as Exhibit C, Buyer shall be deemed to have waived any Title Defect that Buyer fails to assert as a Title Defect in a Title Defect Notice given to Seller prior to the expiration of the Examination Period.  To be effective, Buyer’s Title Defect Notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect

Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect.

(b)           Purchase Price Allocations.  The Purchase Price has been allocated to the Assets in accordance with the respective values set forth in Exhibit “B” attached hereto (the “Allocated Values”).  Such allocations shall be used in determining Title Defect Amounts pursuant to Section 6.2(d) hereof.  If any adjustment is made to the Purchase Price pursuant to this Section 6.2 or Section 5.5, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Asset.

(c)           Seller’s Right and Opportunity to Cure.  If Buyer timely gives Seller Title Defect Notice(s) of one or more Title Defects, Seller shall have the right to then or thereafter dispute the existence of such Title Defect and/or the alleged Title Defect Amount asserted with respect thereto in accordance with the provisions of Section 6.5 of this Agreement.  In addition, the following terms and conditions shall apply with respect to Title Defects asserted by Buyer in a timely Title Defect Notice:

(i)            Seller shall have until five (5) Business Days prior to the Closing Date, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects.  Any asserted Title Defect that is waived by Buyer within such time shall be deemed a “Permitted Encumbrance” hereunder. Subject to Sections 6.2(c)(ii) and 6.2(c)(iii) and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 6.5, if Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above, and Buyer has not and does not waive same on or before the day immediately preceding the Closing Date, the Assets affected by such uncured and unwaived Title Defect shall be “Title Defect Property.”

(ii)           If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 6.2(c)(i), Seller may elect to delay Closing for a period of up to thirty (30) calendar days to afford Seller the opportunity, if it so elects, to attempt to cure any properly asserted Title Defect prior to Closing.  Subject to Section 6.2(c)(iii), and Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 6.5, if Seller within such period fails or refuses to cure any Title Defect and Buyer has not waived and does not waive the same before the delayed Closing, the Assets affected by such uncured and unwaived Title Defect shall be a “Title Defect Property.”

(iii)          If Buyer furnishes to Seller timely Title Defect Notice(s) of one or more Title Defects and the same are not waived or cured as provided in Section 6.2(c)(i) or Section 6.2(c)(ii), as applicable, Seller may elect to close the transactions contemplated hereby and retain the right to cure any such Title Defect after Closing (whether or not Seller elects to delay Closing pursuant to Section 6.2(c)(ii) above).  In such event, but subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto under Section 6.5, the Purchase Price shall be subject to reduction pursuant to Section 6.2(d) taking into account all Title Defect Amounts attributable to the Title Defect Properties affected by the Title Defects which Seller may elect to cure after Closing.  Seller shall have ninety (90) calendar days after the Closing Date (as may be delayed pursuant to Section 6.2(c)(ii) above) in which to attempt to cure any such Title Defect.  If Seller cures any such Title Defect, then Buyer shall promptly pay Seller the Title Defect Amount with respect to the Title Defect that is so cured, but not exceeding the aggregate amount of the reductions in the Purchase Price that Buyer received as a result of any Title Defects.

The Title Defect Deductible under Section 6.2(d) below, including any increase therein attributable to Seller Title Credits under Section 6.4 below, shall be restored to the extent any portion thereof is applied against a Title Defect Amount attributable to a Title Defect that is subsequently cured by Seller or determined not to constitute a Title Defect.

(d)           Buyer’s Title Adjustments.  Except to the extent covered by the special warranty provision contained in the Assignment attached hereto as Exhibit “C”, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties exceeds $100,000.00 (the “Title Defect Deductible”).  “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows and subject to the following conditions:

(i)            If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit “A-2,” the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Exhibit “B” by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit “A-2.”

(ii)           If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property than the Working Interest specified therefor in Exhibit “A-2,” the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Exhibit “B” by a fraction, the numerator of which is the increase in the Working Interest and the denominator of which is the Working Interest specified for such Title Defect Property in Exhibit “A-2.”

(iii)          If the Title Defect results from the existence of a lien, mortgage or similar encumbrance, the Title Defect Amount shall be an amount sufficient to discharge such lien, mortgage or encumbrance.

(iv)          If the Title Defect results from any matter not described in paragraphs (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Exhibit “B” to such Title Defect Property); provided, that if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall be the reasonable cost and expense of curing such Title Defect, if less.

(v)           If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.

(vi)          The Title Defect Amount attributable to a Title Defect Property shall not exceed the portion of the Purchase Price allocated to such Title Defect Property in Exhibit “B.”

(vii)         No Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in a Well has the effect of proportionately increasing Seller’s Net Revenue Interest in such Well.

(viii)        Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is equal to or less than $10,000.00, after taking into account any curative work performed by or on behalf of Seller, then the Title Defect Amount with respect to such Title Defect Property shall be deemed to be zero.

Section 6.3             Determination of Title Defects.

An Asset shall not be deemed to have a “Title Defect” if the following statements are true in all material respects with respect to such Asset as of the Closing Date:

(i)            Seller has Defensible Title thereto.

(ii)           All rentals, Pugh clause payments, shut-in gas payments and other similar payments (including royalties, overriding royalties and other similar payments on production) due with respect to such Asset have been properly and timely paid.

(iii)          Seller is not in default under the material terms of any Lease, farmout agreement or other contract or agreement with respect to such Asset that could (a) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein, or (b) result in cancellation of Seller’s interest therein.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not be asserted as, and shall not constitute, Title Defects:

(a)           defects in the chain of title such as minor name discrepancies, the mere failure to recite marital status in a document, or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another party’s superior claim of title to the relevant Asset portion thereof;

(b)           defects arising out of lack of survey;

(c)           defects arising out of a lack of corporate authorization, unless Buyer provides affirmative evidence that such lack of authorization results in another party’s superior claim of title to the relevant Assets or portion thereof;

(d)           the failure to obtain or absence of any federal patent or conveyance with respect to any lands over which any state has claimed ownership and which have been covered by a state lease for more than (10) ten years;

(e)           defects that have been cured by possession under the applicable statutes of limitations or statutes for prescription; and

(f)            other defects of a type expected to be encountered in the area involved and customarily acceptable to prudent operators and interest owners.

If a Title Defect results from any matter that could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article 6 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.  However, Buyer shall not be precluded from asserting such matter as a breach of the special warranty provision included in the Assignment attached hereto as Exhibit C.

In determining the existence of a Title Defect, due consideration shall be given to the length of time hydrocarbons have been produced from the affected property in an undisputed “pay status” without any adverse claim, even though such period may be less than the period of possession or use required under applicable limitations or prescription statutes.  (As used herein, “pay status” shall mean payment is being made by a third party for production from the affected Asset without indemnity from Seller except such indemnities as are customarily included in division orders, transfer orders, product purchase agreements and similar documents commonly used in connection with the payment of proceeds from production.)

Section 6.4             Seller Title Credit.

A “Seller Title Credit” shall mean, with respect to an Asset, the amount by which the value of such Asset is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Asset than the Net Revenue Interest specified therefor in Exhibit “A-2”; or (b) Seller having a lesser Working Interest in such Asset than the Working Interest specified therefor in Exhibit “A-2”, which amount shall be determined as follows:

(i)            If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Asset than the Net Revenue Interest specified therefor in Exhibit “A-2,” the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Asset in Exhibit “B” by a fraction, the numerator of which is the increase in the Net Revenue

Interest and the denominator of which is the Net Revenue Interest specified for such Asset in Exhibit “A-2.”

(ii)           If the Seller Title Credit results from Seller having a lesser Working Interest in an Asset than the Working Interest specified therefor in Exhibit “A-2,” the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Asset in Exhibit “B” by a fraction, the numerator of which is the decrease in the Working Interest and the denominator of which is the Working Interest specified for such Asset in Exhibit “A-2.”

(iii)          No Seller Title Credit shall be allowed on account of and to the extent that a decrease in the Company’s Working Interest in an Asset has the effect of proportionately decreasing Seller’s Net Revenue Interest in such Asset.

(iv)          Notwithstanding the foregoing, if the Seller Title Credit determined pursuant to the foregoing with respect to any Asset is $10,000 or less, then the Seller Title Credit with respect thereto shall be deemed zero.

The Title Defect Deductible under Section 6.2(d) above shall be increased dollar for dollar by the aggregate amount of all Seller Title Credits.  Seller Title Credits shall not be used to increase the Purchase Price

Section 6.5             Deferred Claims and Disputes.

In the event that Buyer and Seller have not agreed upon (i) the existence of one or more Title Defects or Seller Title Credits or one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article 6, or (ii) the existence of one or more Environmental Defects and if the Asset in question has not been excluded from this transaction under the terms of Section 5.5(d) of this Agreement, any such dispute or claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 6.5 and, except as provided in Sections 8.1(d) or 8.2(d), shall not prevent or delay Closing.

With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such party’s position with respect to such Deferred Adjustment Claim.  At Closing, the Purchase Price shall not be adjusted on account of, and no effect shall be given to, the Deferred Adjustment Claim.  On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims.  Any Deferred Adjustment Claims that is not so resolved on or before the Deferred Matters Date may be submitted by either party to final and binding arbitration in accordance with Section 15.15 hereof.  The amount of any reduction in the Purchase Price to which Buyer becomes entitled under the final and binding written decision of the Tribunal shall be promptly refunded by Seller to Buyer.

Article 7

Certain Agreements of Seller and Buyer

Section 7.1             Maintenance of Assets.

From the Effective Date until Closing, Seller agrees that it shall:

(a)           Administer and operate the Wells in accordance with the applicable operating agreements.

(b)           Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

(c)           Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and other required payments.

(d)           Not, except to the extent necessary or advisable to avoid forfeiture or penalties, enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires expenditures exceeding Twenty Thousand Dollars ($20,000) for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph shall not apply to any expenditures of Seller which will not be charged to Buyer.

(e)           Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Wells or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation.

(f)            Not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (i) enter into any agreement or arrangement (other than one constituting a Permitted Encumbrance) transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production, inventory or salvage or pursuant to any agreements existing on the date hereof); (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon thirty (30) days prior notice; or (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or pursuant to any disclosed AFE’s covering the Assets).

(g)           To the extent known to Seller, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(h)           Continue to pay invoices with respect to the Assets and operations thereon in a timely manner.

Section 7.2             Qualifications on Conduct.

(a)           Emergencies; Legal Requirements.  Seller may take (or not take, as the case may be) any of the actions mentioned in Section 7.1 above if Seller determines that such actions (i) are reasonably necessary to safeguard life, property, and the environment in case of an actual or imminently threatened blow-out, explosion, accident, fire, flood, storm, hurricane, catastrophe, or other emergency, or (ii) are reasonably required by law, regulation, order, or permit condition or by a governmental authority having jurisdiction.  In such event, Seller shall promptly notify Buyer of its determination and of the action taken.

(b)           Non-Operated Properties.  If Seller is not the operator of a particular Asset, the obligations of Seller in Section 7.1 above with respect to such Asset which have reference to operations that are normally performed by the operator, shall be construed to require only that Seller use reasonable diligence (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

Section 7.3             Public Announcements.

Neither party will issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld.  If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law and the time and place that the disclosure will be made and afford such other party a reasonable opportunity to comment upon and request changes in the disclosure.  Notwithstanding the foregoing, Seller or Seller’s Affiliates shall be permitted in the context of public financing or otherwise to disclose the details of and information regarding the transaction contemplated by this Agreement to Canadian and U.S. securities regulators, stock exchanges, its advisors (including, but not limited to, underwriters and their counsel), potential investors or the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

Section 7.4             Actions by Parties.

Each of the parties agrees to use reasonable diligence to satisfy the conditions to Closing set forth in Article 8 and to refrain from taking any action within its control which would cause a breach by such party of a representation or warranty set forth herein.

Section 7.5             Further Assurances.

Seller and Buyer each agree that, from time to time prior to and after the Closing Date, they will execute and deliver such further documents and instruments, and take or cause to be taken, such other actions, as may be necessary to effect the transactions under and carry out the purposes and intents of this Agreement.

Section 7.6             Records.

Buyer agrees to maintain the Records until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Records available with respect to open years for tax audit purposes), or, if any of the Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted.  Buyer shall provide Seller and its representatives reasonable access at reasonable times to and the right to copy all or any portion of the Records.

Section 7.7             Like-Kind Exchange.

Seller shall have the right, at its option, to dispose of the Assets, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Buyer agrees to cooperate with Seller in effecting a qualifying like-kind exchange through a trust, escrow, or other means as determined by Seller.  Seller shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a “qualified intermediary” (as defined under the Code) or as otherwise necessary or appropriate to effectuate a like-kind exchange and Buyer agrees to recognize said qualified intermediary.  Seller represents that any such like-kind exchange will not violate any agreements to which Seller is subject.  Buyer does not represent to Seller that any particular tax treatment will be given to Seller as a result of any such like-kind exchange.  Seller will be responsible for all costs and obligations directly or indirectly associated with Seller’s election to accomplish a like-kind exchange.  If Seller elects to consummate the sale as a like-kind exchange, Seller agrees to hold harmless and indemnify Buyer from and against all claims, losses and liabilities, if any, resulting from the like-kind exchange.  Notwithstanding anything contained to the contrary in this Section 7.7, the conveyance to Buyer of the Assets shall be directly from Seller, and Buyer shall not take title at any time to any like-kind exchange property.

Article 8

Closing Conditions

Section 8.1             Seller’s Closing Conditions.

The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants.  (1) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made as of the Closing Date; and (2) the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)           Closing Documents.  On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents required to be delivered by Buyer pursuant to Section 9.1.

(c)           No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller) shall be pending or threatened before any court or governmental agency of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.

(d)           Adjustments.  The reductions in the Purchase Price on account of the aggregate (net) amount of all Environmental Defect Amounts and Title Defect Amounts (including any such amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims) shall not exceed ten percent (10%) of the Purchase Price.

Section 8.2             Buyer’s Closing Conditions.

The obligations of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)           Representations, Warranties and Covenants.  (1) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made as of the Closing Date; and (2) the covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b)           Closing Documents.  On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments and documents required to be delivered by Seller pursuant to Section 9.1.

(c)           No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer or resulting therefrom.

(d)           Adjustments.  The reductions in the Purchase Price on account of the aggregate (net) amount of all Environmental Defect Amounts and Title Defect Amounts (including any such amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims) shall not exceed ten percent (10%) of the Purchase Price.

Section 8.3             Deferred Adjustment Claims Extension.

Notwithstanding Section 8.2(d), if Buyer elects not to proceed with the Closing as a result of the non-satisfaction of the condition set forth in Section 8.2(d) and such condition would have been satisfied but for the amount of Environmental Defect Amounts and Title Defect Amounts

claimed by Buyer with respect to unresolved Deferred Adjustment Claims, Seller may elect to delay the Closing until the tenth (10th) Business Day following the date when a sufficient amount of such Deferred Adjustment Claims have been resolved pursuant to Section 6.5 to determine that such condition has been satisfied or has not been satisfied.  A Deferred Adjustment Claim will be deemed resolved pursuant to Section 6.5 when a final and binding written decision of the Tribunal is made with respect thereto in accordance with Section 15.15 hereof.

Article 9

Closing

Section 9.1             Closing.

The Closing shall be held on or before March 18, 2003 (the “Closing Date”), at 10:00 a.m., Mountain Daylight Time, at the offices of Seller in Denver, Colorado, or on such other date, time and place as Seller and Buyer may otherwise agree to in writing.  At Closing, the Parties shall execute and deliver, or cause to be executed and delivered, the following:

(a)           Seller shall execute and deliver (i) an Assignment, Conveyance and Bill of Sale in the form attached as Exhibit “C” (in sufficient counterparts to facilitate recording) conveying the Assets, subject to the Permitted Encumbrances; (ii) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, dated as of the Closing Date, and (iii) such other instruments as may reasonably be required to convey the Assets to Buyer and otherwise effectuate the transactions contemplated by this Agreement.

(b)           Seller and Buyer shall execute and deliver a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller and confirmed by Buyer, setting forth the Adjusted Purchase Price and the calculation of each adjustment used to determine the Adjusted Purchase Price as provided in Section 3.3.  Seller shall prepare the Preliminary Settlement Statement and furnish same to Buyer at least two (2) business days prior to the Closing Date.

(c)           Buyer shall deliver to Seller or to Seller’s account (at such place as may be designated by Seller in a written notice delivered to Buyer not less than two (2) Business Days prior to Closing Date) the Adjusted Purchase Price in immediately available funds (wire transfer or certified check).

(d)           Seller shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof, directing the operator and/or purchaser of production to make payment of proceeds attributable to production from the Assets after the Effective Date to Buyer.

(e)           With respect to any of the Assets for which Seller serves as Operator, Seller shall cooperate fully within the limitations of the applicable operating agreements to cause Buyer to succeed Seller as operator.

(f)            Seller shall deliver to Buyer the Records (originals to the extent available) provided that Seller may, at its expense, make and retain copies thereof.  All such Records shall be delivered not later than two (2) weeks after the Closing Date.

Article 10

Post Closing Matters

Section 10.1           Final Settlement Statement.

As soon as practicable after the Closing, but in no event later than sixty (60) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (“Final Settlement Statement”) setting forth each adjustment, (other than adjustments for unresolved Deferred Adjustment Claims) finally determined as of Closing and showing the calculation of such adjustments.  Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement no later than ninety (90) days after the Closing.  Within 10 days following agreement of the parties as to the Final Settlement Statement the net amount due to either Seller or Buyer shall be paid.

Section 10.2           Unpaid Third Party Funds.

At such time as Buyer and Seller agree on a Final Settlement Statement, Seller will transfer to Buyer all funds held by Seller which are owed to a third party owner of royalty, overriding royalty, working interests, mineral interests or other similar interests, attributable to the Assets, and will deliver all records in Seller’s possession which may be useful to determine proper disbursement.  Buyer shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless Seller from and against any and all cost, loss or expense of whatever kind, including attorney’s fees, arising from or in connection with the claim of any person with respect to the funds transferred to Buyer pursuant to this Section 10.2, but only to the extent of such funds.

Section 10.3           Survival.

Except as provided in this Section 10.3, no representations, warranties, covenants and agreements made herein shall survive the Closing.  Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section 10.3 for the survival thereof.  Following the Closing or such later date stipulated in this Section 10.3 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the Closing or such later date stipulated for survival.  It is expressly agreed that the terms and provisions of Sections 4.1(a) through (p), 4.3(a) through (j), 5.3, 5.5, Articles 6, 7, 10, 11, 12, 13, 14 and 15 and Buyer’s indemnity under Sections 5.1 and 5.4 shall survive the Closing indefinitely or for such shorter period of time as may be stipulated in such provisions or elsewhere herein.  In addition, the definitions set forth in Appendix A to this Agreement shall survive the Closing to the extent necessary to give operative effect to the representations, warranties, covenants and agreements that survive Closing.

Article 11

Limitations

Section 11.1           Disclaimer of Warranties.

NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT, AND IT IS UNDERSTOOD THAT, SUBJECT TO SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS.”  WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (i) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (a) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS  WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIAL, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIAL IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS), or (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, and (ii) NEGATE ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND CLAIMS BY BUYER FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE PARTIES THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 11.2           Damages.

NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY EITHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLGIATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.  PROVIDED, HOWEVER, IF AS A RESULT OF THE BREACH BY A PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARE AWARDED AGAINST OR PAID BY THE NON-BREACHING PARTY TO ANY THIRD PARTY, THEN

IF OTHERWISE ENTITLED TO INDEMNITY HEREUNDER, SUCH NON-BREACHING PARTY SHALL BE ENTITLED TO BE INDEMNIFIED FOR ALL DAMAGES PAYABLE TO THE THIRD PARTY, INCLUDING ALL ACTUAL AND ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES AWARDED AGAINST OR PAID BY THE NON-BREACHING PARTY.

Section 11.3           Plugging and Abandonment.

NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (i) NEITHER EXISTING P & A OBLIGATIONS NOR PLUGGING AND ABANDONMENT OBLIGATIONS SHALL CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS, OR ENVIRONMENTAL MATTERS, (ii) EXCEPT AS PROVIDED IN SECTION 4.1(g), SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO EXISTING P & A OBLIGATIONS OR PLUGGING AND ABANDONMENT OBLIGATIONS, (iii) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS AND ALL SUCH OBLIGATIONS SHALL BE ASSUMED OBLIGATIONS EFFECTIVE AS OF THE EFFECTIVE DATE UPON CLOSING, and (iv) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO EXISTING P & A OBLIGATIONS EXCEPT AS PROVIDED IN SECTIONS 13.1(a) AND 13.1(d).

Section 11.4           Environmental Release.

Except for an Offsite Environmental Matter, from and after Closing, Buyer shall have no rights to recovery or indemnification for Environmental Liabilities or any Environmental Matters under this Agreement or law, and all rights or remedies which Buyer may have at or under law with respect to any Environmental Liabilities or Environmental Matters are expressly waived.  EXCEPT FOR AN OFFSITE ENVIRONMENTAL MATTER, FROM AND AFTER CLOSING, BUYER HEREBY AGREES, WARRANTS AND CONVENANTS TO RELEASE, ACQUIT AND FOREVER DISCHARGE SELLER FROM ANY AND ALL CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER NATURE, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS AND CAUSES OF ACTION FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILTIES OR ENVIRONMENTAL MATTERS.  EXCEPT FOR AN OFFSITE ENVIRONMENTAL MATTER, FROM AND AFTER CLOSING, BUYER WARRANTS, AGREES AND COVENANTS NOT TO SUE OR INSTITUTE ARBITRATION AGAINST SELLER UPON ANY CLAIM, DEMAND OR CAUSE OF ACTION FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR ENVIRONMENTAL MATTERS.

Article 12

Preference Rights and Transfer Requirements

Section 12.1           Preference Rights and Requirements.

Buyer shall notify Seller if it discovers that any Assets are subject to Preference Rights or Transfer Requirements (other than those set forth on Schedule 4.1(f)), and Seller shall make a good-faith effort to obtain waivers of any such Preference Rights and Transfer Requirements that are not ordinarily obtained after Closing.  If a Preference Right is exercised prior to Closing, the Purchase Price shall be adjusted downward in an amount equal to the price paid to Seller for the Asset with respect to which the Preference Right has been exercised (based on the Allocated Value for the affected Asset on Exhibit “B”) and such Asset shall be deleted from this Agreement.  As to any Asset with respect to which a Transfer Requirement has not been obtained prior to Closing, Buyer may waive such Transfer Requirement and accept an assignment covering such Asset.  If Buyer does not waive the Transfer Requirement, an adjustment shall be made to the Purchase Price based upon the Allocated Value of the Asset so affected and, if the Transfer Requirement is obtained after Closing, Buyer shall pay Seller such Allocated Value and receive an assignment of such Asset from Seller pursuant to this Agreement.  If a Preference Right burdening an Asset has not been exercised or waived by Closing, Buyer shall pay for and accept an assignment covering such Asset and, if the Preference Right is exercised after Closing, Buyer shall be entitled to all proceeds paid for such interest by the third party exercising such Preference Right.  Buyer shall be responsible for conveying title to the Asset affected by said Preference Right to the party exercising the same and shall indemnify and hold Seller harmless from and against any claim or liability for Buyer’s failure to make such conveyance.

Article 13

Indemnification

Section 13.1           Indemnification by Seller.

Upon Closing, Seller shall to the fullest extent permitted by law, release, defend, indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees, agents and other representatives from and against the following:

(a)           All claims, demands, liabilities, judgments, losses and reasonable costs, expenses and attorneys’ fees (individually a “Loss” and collectively, the “Losses”) arising from the breach by Seller of any representation or warranty set forth in this Agreement that survives Closing;

(b)           All Losses arising from the breach by Seller of any covenant set forth in this Agreement; and

(c)           All Losses arising from the ownership and operation of the Assets prior to the Effective Date directly associated with the following matters:

(i)            Damages to persons;

(ii)           Damages to property;

(iii)          The violation by Seller of any law or regulation or the terms of any agreement binding upon Seller;

(iv)          Claims of Seller’s co-owners, partners, joint venturers and other participants in the Wells; and

(v)           Offsite Environmental Matters.

(d)           Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)            Except as set forth in Section 13.1(d)(ii), Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within one (1) year after Closing.  Except as to Losses relating to matters under Section 13.1(c)(i) and Section 13.1(c)(v), any Loss for which Seller does not receive written notice before the end of one (1) year after Closing shall be deemed to be an Assumed Liability.

(ii)           As to the indemnities under Section 13.1(c)(i) and Section 13.1(c)(v), Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within three (3) years after Closing.  Any Loss relating to matters under Section 13.1(c)(i) and Section 13.1(c)(v) for which Seller does not receive written notice before the end of three (3) years after Closing shall be deemed to be an Assumed Liability.

(iii)          Except as otherwise provided in this Section 13.1, Seller’s indemnification obligations shall not cover Losses relating to (a) the Plugging and Abandonment Obligations; (b) Environmental Liabilities which shall be governed by Article 5 hereof; or (c) Title Defects which shall be governed by Article 6 hereof.

(iv)          Buyer acknowledges and agrees that the claim procedures set forth in Articles 5 and 6, the indemnification provisions in this Article 13 and the termination rights in Article 14, shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement; provided, however, Buyer shall not be precluded from asserting its rights under the special warranty provision contained in the Assignment attached hereto as Exhibit “C”.

Section 13.2           Indemnification by Buyer.

Upon Closing, Buyer shall to the fullest extent permitted by law, release, defend, indemnify, and hold harmless Seller, its Affiliates and their respective directors, officers, employees, agents and other representatives from and against the following:

(a)           All Losses arising from the breach by Buyer of any representation or warranty set forth in this Agreement that survives Closing;

(b)           All Losses arising from the breach by Buyer of any covenant set forth in this Agreement;

(c)           All Losses arising from the Assumed Liabilities; and

(d)           All Losses arising from the ownership and operation of the Assets after the Effective Date, provided that Buyer shall not indemnify Seller with respect to any Loss attributable to or arising out of (i) any breach by Seller of any covenant provided for in Article 7 of this Agreement or (ii) Seller’s gross negligence or willful misconduct.

Section 13.3           Common Limitations on Indemnities.

The following additional limitations on indemnity obligations shall apply:

(a)           The parties’ indemnification obligations under this Agreement shall be subject to the limitations set forth in Section 11.2 of this Agreement regarding damages.

(b)           Any Losses required to be paid as indemnity under this Article 13 shall be reduced to the extent of any amounts actually received by the indemnified party under the terms of insurance policies covering such claim.

Section 13.4           Notification.

As soon as reasonably practical, an indemnified party shall notify the indemnifying party of any claim or demand which the indemnified party has determined has given or could give rise to a claim for indemnification under this Article 13.  Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis therefor, and the amount (to the extent then determinable) of liability for which indemnity is asserted.  If any action, suit or proceeding is brought with respect to which a party may be liable under this Article 13, the defense of the action, suit or proceeding (including settlement negotiations, appeals, and other proceedings) shall be at the discretion of and conducted by the indemnifying party.  If an indemnified party shall settle any such action, suit or proceeding without the written consent of the indemnifying party (which consent shall not be unreasonably withheld), the right of the indemnified party to make any claim against the indemnifying party on account of such settlement shall be deemed conclusively denied. An indemnified party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified party is named as the defendant in any action, suit or proceedings, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense.  Subject to the foregoing, neither party shall, without the other party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other party.  The parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

Article 14

Termination; Remedies; Limitations

Section 14.1           Termination.

(a)           Termination of Agreement.  This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

(i)            by mutual written consent of Seller and Buyer;

(ii)           by Seller if any condition specified in Section 8.1 has not been satisfied on or before Closing and shall not have been waived by Seller;

(iii)          by Seller’s election to terminate under Section 5.5(e); or

(iv)          by Buyer if any condition specified in Section 8.2 has not been satisfied on or before Closing and shall not have been waived by Buyer.

(b)           Effect of Termination.  Without limiting Seller’s and Buyer’s respective remedies and rights with respect to the Deposit under Section 14.2, in the event of termination of this Agreement pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating party to the other party hereto and to Escrow Agent, and this Agreement shall thereupon terminate; provided, however, that following such termination Buyer will continue to be bound by its obligations set forth in Section 5.2.  If this Agreement is terminated as provided herein all filing, applications and other submissions made to any governmental authority shall, to the extent practicable, be withdrawn from the governmental authority to which they were made.

Section 14.2           Remedies.

(a)           Seller’s Remedies.  Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Buyer in this Agreement, or the failure to comply with the covenants or other obligations of Buyer set forth herein, Seller, at its sole option, may: (i) enforce specific performance of this Agreement; or (ii) terminate this Agreement and, without waiving or releasing Buyer’s obligations under Section 5.2, retain the Deposit together with interest earned thereon as liquidated damages, as Seller’s sole and exclusive remedy for such failure, all other remedies being expressly waived.  The  parties agree upon the amount of the Deposit, together with interest earned thereon, as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the parties further agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer.

(b)           Buyer’s Remedies.  Notwithstanding anything herein provided to the contrary, upon failure of Seller to satisfy the conditions to Closing or the Closing obligations, as the case may be, on account of breaches of any of the representations and warranties made by Seller in this Agreement, or the failure by Seller to comply with the covenants or other obligations of Seller set forth herein, Buyer, at its sole option, may (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and receive back the Deposit, together with interest earned thereon, as Buyer’s sole and exclusive remedy for such failure, all other remedies being expressly waived by Buyer.  If this Agreement is terminated pursuant to Section 14.1(a)(i) or Section 14.1(a)(iii), or as a result of a condition to Closing under Section 8.1(d) or Section 8.2(d) not being satisfied, Buyer shall receive back the Deposit together with interest earned thereon.

Article 15

Miscellaneous

Section 15.1           Counterparts.

This Agreement and any document or other instrument delivered hereunder may be executed in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument.  Any counterpart of this Agreement or any document or other instrument delivered hereunder may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.

Section 15.2           Governing Law; Jurisdiction; Process.

(a)           THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW MEXICO WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE LAWS OF THE JURISDICTION WHERE THE LANDS ARE LOCATED SHALL GOVERN WITH RESPECT TO TITLE MATTERS OR MATTERS RELATING TO THE LANDS, WELLS OR LEASES.

(b)           BUYER AND SELLER CONSENT TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN THE CITY AND COUNTY OF SANTA FE, NEW MEXICO, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, BUYER AND SELLER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT BUYER OR SELLER MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN THE CITY AND COUNTY OF SANTA FE, NEW MEXICO, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT BUYER OR SELLER IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH CITY AND COUNTY OF SANTA FE, NEW MEXICO, FORUM.

Section 15.3           Entire Agreement.

This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

Section 15.4           Expenses.

Buyer shall be responsible for all recording, filing or registration fees for any assignment or conveyance delivered to Buyer under or pursuant to this Agreement, and Buyer shall reimburse Seller for costs incurred in copying documents requested by Buyer in connection with its due diligence under Articles 5 and 6.  All other costs and expenses incurred by either party hereto in connection with all things required to be done by it hereunder, including attorneys’ fees, accountant fees and the expense of environmental and title examination, shall be borne by the party incurring same.

Section 15.5           Notices.

All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

To Seller:              Carbon Energy Corporation (USA)

1700 Broadway, Suite 1150

Denver, Colorado 80290

Attention:  Ronald A. Bookman

Telephone:  (303) 863-1555, extension 226

Fax:  (303) 863-1558

To Buyer:              Fasken Acquisitions 02, Ltd., a Texas limited partnership

303 W. Wall Street, Suite 1800

Midland, Texas 79701

Attention:  Sally Kvasnicka

Telephone:  (915) 687-1777

Fax:  (915) 687-0669

Or at such other address and to the attention of such other person as a party may designate by written notice to the other party.

Section 15.6           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by any party hereto except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, and any such assignment made without obtaining the written consent of the other party shall be void and of no force or effect.

Section 15.7           Amendments and Waivers.

This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 15.8           Appendices, Schedules and Exhibits.

All Appendices, Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

Section 15.9           References, Gender, Number.

All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise.  Unless the context otherwise requires, the words “this Agreement, “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

Section 15.10         Interpretation.

It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.  Each party agrees that it has been purposefully drawn and correctly reflects their understanding of the transactions that it contemplates.  In construing this Agreement:

(a)           examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)           the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)           a defined term has its defined meaning throughout this Agreement and each Appendix, Exhibit and Schedule to this Agreement, regardless of whether it appears before of after the place where it is defined;

(d)           each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendices which shall be considered part of the main body of this Agreement) and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail, and

(e)           the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

Section 15.11         Attorneys’ Fees.

The prevailing party in any legal or other proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing party.

Section 15.12         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13         No Recordation.

Without limiting any party’s right to file suit to enforce its rights under this Agreement, Buyer and Seller expressly covenant and agree not to record or place of record this Agreement or any copy or memorandum hereof.

Section 15.14         Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.15         Arbitration.

Any dispute, controversy, or claim (a “Dispute”) arising out of or in connection with this Agreement shall be referred to and determined by a binding arbitration, as the sole and exclusive remedy of the parties as to the Dispute, conducted in accordance with the American Arbitration Association (“AAA”) arbitration rules for commercial disputes (the “Rules”), which are deemed to be incorporated by reference, except that in the event of any conflict between those Rules and the arbitration provisions set forth below, the provisions set forth below shall govern and control.  The arbitral tribunal (“Tribunal”) shall apply the law referred to in Section 15.2 in resolving the Dispute.  The Tribunal shall be composed of three (3) arbitrators, with Buyer and Seller each appointing one arbitrator, and the two (2) arbitrators so appointed appointing the third arbitrator who shall act as a Chairman of the Tribunal.  Should any arbitrator fail to be appointed as aforesaid, then such arbitrator shall be appointed by the AAA in accordance with the Rules.  The arbitration shall be held in Santa Fe, New Mexico, and the proceedings shall be conducted and concluded as soon as reasonably practicable, based upon the schedule established by the Tribunal, but in any event the decision of the Tribunal shall be rendered within ninety (90) days following the selection of the Chairman of the Tribunal.  The decision of the Tribunal shall be final and binding upon the parties.  Judgment upon the award rendered by the Tribunal may be entered in, and enforced by, any court of competent jurisdiction.  If the arbitration involves the Final Settlement Statement, the parties shall each bear their own expenses including attorneys’ fees and share the fees of the Chairman of the Tribunal.  If the arbitration concerns any other disputes then the prevailing party(s) shall be awarded its expenses, including attorneys’ fees.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

SELLER:

CARBON ENERGY CORPORATION (USA) f/k/a Bonneville Fuels Corporation

By:
Patrick R. McDonald, President

BUYER:

FASKEN ACQUISITIONS 02, LTD.
By: Fasken Management, LLC, its General Partner

By:
Benjamin L. Blake, Vice President

APPENDIX A
TO
ASSET PURCHASE AND SALE AGREEMENT

DEFINITIONS

“Adjusted Purchase Price” is defined in Section 3.1.

“Affiliate” means, as to the party specified, any entity controlling, controlled by or under common control with such specified party.  Control, controlling or controlled as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Asset Purchase and Sale Agreement to which this Appendix A is attached.

“Allocated Values” is defined in Section 6.2(b).

“Assets” is defined in Section 2.1

“Assumed Liability” means any Liability for which Buyer is responsible under the Agreement upon Closing or upon a certain period of time after Closing as provided in Section 13.1(d).

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized in Santa Fe, New Mexico.

“Buyer’s Environmental Review” is defined in Section 5.4.

“Closing” is the consummation of the transaction contemplated by Article 9.

“Closing Date” is defined in Section 9.1.

“Code” is defined in Section 7.7.

“Contract Rights” is defined in Section 2.1(d).

“Defensible Title” means, respectively as to each Lease or Well, such title held by Seller that (i) entitles Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Lease or Well in Exhibit “A-2”; (ii) obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Lease or Well in an amount not greater than the applicable Working Interest or Working Interests specified for such Lease or Well; and, (iii) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.

“Deferred Adjustment Claim” is defined in Section 6.5.

1

“Deferred Assets” is defined in Section 5.5(d).

“Deferred Matters Date” is defined in Section 6.5.

“Deposit” is defined in Section 3.2.

“Dispute” is defined in Section 15.15.

“Effective Date” is defined in Section 2.3.

“Environmental Claim” means any action or written notice threatening same by any third party alleging potential liability of Seller arising out of or resulting from any actual or alleged violation of, or liability under, or any remedial obligation under, any Environmental Law as a result of an Environmental Condition with respect to the Assets.

“Environmental Condition” means a condition or circumstance existing at the Effective Date (or prior to the Closing Date as a result of a breach by Seller of Section 7.1) with respect to the air, soil, subsurface, surface waters, groundwaters, and/or sediments that causes (i) an Asset or Seller not to be in compliance with any Environmental Law, including any permits issued thereunder, in all material respects, or (ii) an Asset to be required to be remediated (or other corrective action taken with respect to such Asset) under any Environmental Law.

“Environmental Defect” means an Environmental Condition with respect to the Assets; provided that if, after taking into account any Remediation performed by or on behalf of Seller, the reasonably anticipated Remediation Amount with respect to such Environmental Condition (or all Environmental Conditions with respect to an Asset) is not in excess of $5,000, such Environmental Conditional shall not constitute an Environmental Defect.

“Environmental Defect Amount” is defined in Section 5.5(c).

“Environmental Defect Deductible” is defined in Section 5.5(c).

“Environmental Defect Notice” is defined is Section 5.5(a).

“Environmental Defect Property” is defined in Section 5.5(b).

“Environmental Laws” means all Laws relating to (a) the control of any potential pollutant, or protection of the air, water, land, wetlands, natural resources, wildlife and endangered species, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic, radioactive or other substances alleged to be harmful.  “Environmental Laws” shall include, but are not limited to, the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and CERCLA and shall also include all state, local and municipal Laws dealing with the subject matter of the above listed Federal statutes or promulgated by any governmental or quasigovernmental agency thereunder in order to carry out the purposes of any Federal, state, local or municipal Law.

2

“Environmental Liabilities” means any and all costs (including costs of Remediation), damages, settlements, expenses, penalties, fines, taxes, prejudgment and post-judgment interest, court costs and attorneys’ fees incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.

“Environmental Matters” means (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority arising out of or under any Environmental Laws or (ii) pursuant to any claim or cause of action by a Governmental Authority or third party for personal injury, property damage, damage to natural resources, remediation or response costs arising out of or attributable to any Hazardous Materials or any violation of, or any remedial obligation under, any Environmental Law.

“Equipment” is defined in Section 2.1(b).

“Examination Period” means that period of time commencing with the execution of this Agreement and terminating at 5:00 p.m., Mountain Daylight Time, on March 3, 2003.

“Existing P & A Obligations” means (i) obligations arising out of the failure to plug and abandon a well located on the Leases and Lands in accordance with applicable Laws where Seller owned a working interest in such well at the time it was plugged and abandoned, and (ii) obligations arising out of Seller’s failure to plug and abandon any Well located on the Leases or Lands where, on or before the Effective Date, Seller received notice from a Governmental Authority or an AFE requiring that such Well be plugged and abandoned in accordance with applicable Laws.

“Final Settlement Statement” is defined in Section 10.1.

“Governmental Authority” means (i) the United States of America, (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

“Hazardous Materials” means any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws, including, but not limited to, (i) all “hazardous substances” as that term is defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and (ii) petroleum and petroleum products.

3

“Lands” is defined in Section 2.1(a).

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” is defined in Section 2.1(a).

“Liabilities” means (i) the Plugging and Abandonment Obligations, and (ii) any and all debts, losses, liabilities, duties, claims, ad valorem taxes, severance taxes and other production related taxes, costs and expenses (including, without limitation, any attorneys’ fees and any and all expenses whatsoever incurred in connection therewith), absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Assets, including, without limitation, any and all Environmental Liabilities arising out of or attributable to any Environmental Matter.

“Losses” is defined in Section 13.1(a).

“Material Contracts” is defined in Section 4.1(i).

“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Lease or Well.

“Offsite Environmental Matter” means any Environmental Condition resulting from Hazardous Materials originating from the Assets that have been transported for disposal, reclamation or recycling from the Assets prior to the Effective Date (or prior to the Closing Date as a result of a breach by Seller of Section 7.1) to properties owned by third parties.

“Permitted Encumbrances” means any of the following matters:

(a)                                  all agreements, instruments, documents, liens, encumbrances, and other matters which are described in any Schedule or Exhibit to the Agreement;

(b)                                 any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;

(c)                                  any liens for ad valorem taxes, severance taxes and other production related taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

4

(d)                                 any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Leases other material contracts related to the Assets;

(e)                                  all Preference Rights and Transfer Requirements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(f)                                    any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to surface operations to the extent such matters do not interfere in any material respect with the operation of the portion of the Assets burdened thereby;

(g)                                 all agreements and obligations relating to (i) imbalances with respect to the production, transportation or processing of gas, (ii) calls or purchase options on oil, gas or other minerals exercisable only at current fair market prices or the posted prices of such purchaser, or (iii) processing rights or commitments;

(h)                                 all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Lease or Well, does not operate to reduce the Net Revenue Interest of the Seller in such Lease or Well as specified in Exhibit “A-2”;

(i)                                     all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset;

(j)                                     any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article 6;

(k)                                  rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells included in the Assets and all applicable Law, rules, regulations and orders of such authorities so long as the same have not been applied to decrease Seller’s Net Revenue Interest below the Net Revenue Interest shown in Exhibit “A-2”;

(l)                                     rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

(m)                               any liens and other encumbrances securing indebtedness to the extent such indebtedness will be released or removed at or prior to Closing.

“Plugging and Abandonment Obligations” means any obligation to plug or abandon any well located on the Leases or Lands other than Existing P & A Obligations.

5

“Preference Right” means any right or agreement that enables or may enable any third party to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the sale to Buyer of such Asset.

“Preliminary Settlement Statement” is defined in Section 9.1(b).

“Purchase Price” is defined in Section 3.1.

“Records” is defined in Section 2.1(c).

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost of the most cost effective Remediation of such Environmental Condition which is reasonable under the circumstances.

“Reserved Interests” is defined in Section 2.2.

“Seller Title Credit” is defined in Section 6.4.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, excise, severance, franchise, real property, personal property, sales, use, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee or successor-in-interest.

“Title Defect” is defined in Section 6.3.

“Title Defect Amount” is defined in Section 6.2(d).

“Title Defect Deductible” is defined in Section 6.2(d).

“Title Defect Notice” is defined in Section 6.2(a).

“Title Defect Property” is defined in Section 6.2(c).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any third party which is required to be obtained, made or complied with for or in connection with the sale of the Assets to Buyer as contemplated by this Agreement.

“Tribunal” is defined in Section 15.15.

“Unscheduled (Negative) Imbalance” means, respectively as to each Well and without duplication, the sum (expressed in Mcf) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on Schedule 3.3(c), that Seller was obligated as of the Effective Date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from such Well or Unit after the Effective Date without then or thereafter

6

being entitled to receive full payment therefor and (ii) the aggregate pipeline or processing plant imbalances or overdeliveries for which Seller is obligated to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to the Assets.

“Unscheduled (Positive) Imbalance” shall mean, respectively as to each Well and without duplication, the sum (expressed in Mcf) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on Schedule 3.3(c), that Seller was entitled as of the Effective Date, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to receive from such Well or Unit after the Effective Date and (ii) the aggregate pipeline or processing plant imbalances or underdeliveries for which Seller is entitled to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any natural gas attributable to the Assets.

“Well” means each well, well completion, multiple well completion, unit or other subdivision of property described in Exhibit “A-2.”

“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Well.

7